News Release

For further information:

Hooper Holmes
Roy H. Bubbs
President and Chief Executive Officer
(908) 766-5000

Investors: John Capodanno
Media: Jonathan Birt
Financial Dynamics
212-850-5600

Hooper Holmes Updates Guidance

BASKING RIDGE, N.J., FEBRUARY 20, 2008 - Hooper Holmes today announced that, due to continuing declines in Portamedic revenues, the Company does not expect to be profitable in the fourth quarter, excluding the gain on sale of its Medicals Direct subsidiary.   Portamedic’s revenue declines are attributable in part to a greater than expected reduction in paramedical exams of 13% in the fourth quarter 2007, compared to the prior year.  Regarding 2008, the Company no longer expects to be profitable in the first quarter or for the full year.

As of December 31, 2007, the Company has approximately $10 million in cash on hand and no borrowings against its $25 million credit facility.  The Company expects to issue its fourth quarter and full year 2007 financial results on March 14, 2008.

“The Company has made progress over the past two years in strengthening its balance sheet and reducing its cost of operations.  My goal is to improve the performance of all our business units, particularly the core Portamedic operations,” said Roy H. Bubbs, Interim President and CEO of Hooper Holmes.  “I am committed to bringing my experience in life insurance and financial services and track record of growing profitable revenues to bear on these challenges.”

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About Roy H. Bubbs, Interim President and CEO

Roy H. Bubbs was appointed interim President and CEO of Hooper Holmes on February 6, 2008.  He has been a member of the Company’s Board of Directors since May 30, 2007.  For the past several years he has been self-employed, developing strategic business and operational plans for new ventures for insurance companies as well as private investors.

Roy has been in the financial services industry for 34 years.  As President of Mony Partners he created the brokerage division for the Mony Group, leading strategy, infrastructure, operations and business plan implementation.   His experience in expanding distribution channels, instituting new technology platforms and developing new product portfolios enabled Mony to generate significant growth.

Prior to joining Mony, Roy was Senior Vice President for Manulife, US, where his responsibilities included developing and implementing a multiple distribution channel strategy to reinvigorate insurance sales and eliminate distribution expense losses.

For the first 24 years of his career Roy was with Cigna, where he served as an agent, agency manager and senior executive.  As Senior Vice President, he was responsible for half of Cigna’s career agency sales force.  He also ran the distribution and field service unit for Cigna’s Pension Division and built the Annuity Division.

Roy received his B.S. degree from Eastern Michigan University and his M.B.A. from Loyola College.  He holds CLU and ChFC professional certifications and has pursued advanced studies at Wharton and the Kellogg School of Business.

About Hooper Holmes

Hooper Holmes is the leader in collecting personal health data and transforming it into useful information, enabling customers to take actions that manage or reduce their risks and expenses.  As the leading provider of risk assessment services for the insurance industry, Hooper Holmes provides insurers with the widest range of medical exam, data collection, laboratory testing and underwriting services in the industry.

With presence in over 250 markets and a network of more than 9,000 examiners, Hooper Holmes can arrange a medical exam anywhere in the U.S. and deliver the results to its customers. Each year we arrange more than 2.3 million medical exams and process 3.8 million specimens in our laboratory.  We provide a complete service for wellness, disease management, and managed care companies including scheduling support, fulfillment of supplies, blood collection kits, medical screenings, lab testing and data transmission.  We underwrite 300,000 cases annually and complete more than two million telephone interviews. We are also a leading provider of medical claims evaluation services used by property and casualty insurance carriers, law firms, self-insureds and third-party administrators to handle personal injury and accident claims.

This press release contains “forward-looking” statements, as such term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on the Company’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions.  Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, these forward-looking statements are our ability to successfully implement our business strategy; uncertainty as to our working capital requirements over the next 12 to 24 months; our ability to maintain compliance with the financial covenants in our credit facility; our expectations regarding our operating cash flows; and the rate of life insurance application activity. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission on March 15, 2007.  The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release to reflect the occurrence of unanticipated events, except as required by law.

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